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Exhibit 99(a)

FOR IMMEDIATE RELEASE

                              Press Contact and Investor Contact:
                              John T. Grigsby, Jr.
                              703/934-3010

KAISER GROUP HOLDINGS ANNOUNCES PLANS FOR PREFERRED STOCK
REDEMPTION AND ELECTION OF NEW DIRECTOR

        FAIRFAX, VA November 15, 2002—Kaiser Group Holdings, Inc. (OTCBB: KGHI) announced that its Board of Directors has approved a redemption of approximately $12,519,000 liquidation preference of its Series 1 Redeemable Cumulative Preferred Stock, which will leave a balance of $50 million outstanding. The redemption will be on a pro rata basis, in accordance with the terms of the Series 1 Redeemable Cumulative Preferred Stock, which requires at least 30 days' notice of the redemption. The Company anticipates completing the redemption prior to the end of the calendar year.

        The Company also announced the election of Frank E. Williams, Jr. as a fourth member of its Board of Directors. Mr. Williams has spent four decades in corporate management, beginning his career as a construction engineer and rising to found and serve as an executive in several major steel fabrication, construction services, and erection companies serving customers nationwide.

        Mr. Williams currently serves as chairman and principal owner of Williams Enterprises of Georgia, Inc., a holding company controlling six subsidiaries active in various facets of the steel industry. In addition, Mr. Williams serves as Chairman, CEO, and 50-percent owner of Williams & Beasley Co., a major erector of steel products in the Southwestern US, and Chairman and a major shareholder of Wilfab, Inc., a fabricator of structural steel. He is also Managing Partner and principal owner of Structural Concrete Products LLC (SCP), a manufacturer of prestressed concrete building systems, and of Industrial Alloy Fabricators (IAF), a fabricator of alloy plate products for the pulp and chemical industries.

        John Grigsby, CEO of Kaiser Group Holdings, commented, "We are extremely pleased to have Frank Williams join our Board. We and our shareholders will benefit from his significant industry experience and business acumen."

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  Exhibit 99(a)
KAISER GROUP HOLDINGS ANNOUNCES PLANS FOR PREFERRED STOCK REDEMPTION AND ELECTION OF NEW DIRECTOR